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                                                                 EXHIBIT 15.1


September 3, 1997

Penske Motorsports, Inc.
13400 Outer Drive, West
Detroit, Michigan  48239


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Penske Motorsports, Inc. and subsidiaries for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, as indicated in our reports dated May 2, 1997 and July 31, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP